UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 6, 2008

Date of Report (Date of earliest event reported)

Medistem Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-100137	86-1047317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

2027 E. Cedar St., Suite 102, Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:       (954) 727-3662

Not applicable.

(Former name or former address, if changed since last report.)

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry Into Definitive Material Agreement.

On March  6, 2008, Medistem Laboratories, Inc. (the “Company”) eliminated the existing position of Chief Medical Officer, as the position was no longer considered necessary given the Company’s strategic direction.  As such, the Company and Dr. Roger M. Nocera have agreed to replace Dr. Nocera’s Employment Agreement with a Director Agreement.  Dr. Nocera will continue to serve in his role as a director of Company.

Dr. Nocera’s Director Agreement provides for discretionary bonus payments and benefits commensurate with bonuses paid and benefits provided to other directors of the Company and further provides that the stock options previously granted to Dr. Nocera in connection with his Employment Agreement will remain on their current vesting schedule and be exercisable in accordance with the terms of his Incentive Stock Option Agreement, as amended.

Item 1.02.     Termination of a Material Definitive Agreement.

As described in Item 1.01, on March 6, 2008, the Company and Dr. Roger M. Nocera mutually agreed to replace Dr. Nocera’s Employment Agreement with a Director Agreement in light of the elimination of the position of Chief Medical Officer.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in Item 1.01, on March 6, 2008, the Company eliminated the existing position of Chief Medical Officer.  Thus, Dr. Nocera will no longer be serving as an officer of the Company but will remain as a director.  Prior to the termination, Dr. Nocera was a named executive officer.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Director Agreement, dated as of March 6, 2008 by and among Medistem Laboratories, Inc. and Roger M. Nocera.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDISTEM LABORATORIES, INC.

Date:  March 10, 2008

By:   /s/ Steve Rivers

Name: Steve Rivers

Title: Chief Financial Officer